UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

     Date of report (Date of earliest event reported):      February 22, 2005

Citizens Banking Corporation

(Exact Name of Registrant as Specified in Its Charter)

Michigan
(State or Other Jurisdiction of Incorporation)

000-10535 (Commission File Number)	38-2378932 (IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan (Address of Principal Executive Offices)	48502 (Zip Code)

(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

On February 22, 2005, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Citizens Banking Corporation (the “Company”) approved the payment of cash bonuses in the following amounts to the individuals who will be “named executive officers” in the Company’s proxy statement for the 2005 annual meeting of shareholders:

Name	Title	Amount
William R. Hartman	Chairman, President and Chief Executive Officer	$330,930

Charles D. Christy	Executive Vice President and Chief Financial Officer	$113,215

Wayne G. Schaeffer	Executive Vice President and Consumer Banking Manager	$105,972

John D. Schwab	Executive Vice President and Chief Credit Officer	$103,037

Clinton A. Sampson	Executive Vice President and Regional Chairman	$78,404

These bonuses were awarded under the Company’s Management Incentive Plan. Participation in the Plan was triggered by achieving certain EPS and ROE targets. Bonus amounts are comprised of a 75% nondiscretionary portion and a 25% discretionary portion. The nondiscretionary portion of each bonus was a function of (i) the executive’s salary, (ii) the “participation rate” established by the Committee for the executive, and (iii) the performance of the Company in terms of certain targets for a) net loan growth, b) net interest income, c) net core deposit growth, d) non-interest income, e) net charge-offs, and f) non-performing assets. These targets were weighted so as to place the most emphasis on net loan growth, less on net interest income, still less on net core deposit growth and non-interest income and the least on net charge-offs and non-performing assets. There was a minimum threshold for each target which must have been achieved before any bonus was awarded in connection with that target. The discretionary portion of each bonus was determined through a subjective analysis by the chief executive officer of each of the executives’ performance for 2004 and took into consideration the degree of accomplishment of certain other initiatives undertaken by the executives.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS BANKING CORPORATION
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its:	General Counsel and Secretary

Date: February 28, 2005